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                                                                      EXHIBIT 12

                    Northern Indiana Public Service Company

                      Ratio of Earnings to Fixed Charges

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
                                                            Year Ended December 31,
                                ------------     ------------     ------------     ------------     ------------
                                    1992             1993             1994             1995             1996
                                ------------     ------------     ------------     ------------     ------------

Earnings as defined in item
 503(d) of Regulation S-K:
 Income before interest
  charges...................... $244,327,204     $257,955,210     $263,821,268     $279,174,690     $281,582,166
 Adjustments-
  Federal income taxes.........   60,473,904       87,723,405       99,002,295      102,046,190       77,946,521
  State income tax.............   11,528,916       12,877,575       15,139,090       15,210,425       12,313,504
  Deferred investment tax
   credit, net.................   (7,415,688)      (7,363,716)      (6,416,483)      (7,436,556)      (7,327,378)
  Deferred income taxes, net...   14,503,060        1,689,174      (11,468,152)      (3,246,618)      26,117,800
  Federal and state income
   taxes included in other
   income......................     (457,234)        (404,976)     (10,290,622)      (3,215,893)        (935,215)
                                ------------     ------------     ------------     ------------     ------------

                                $322,960,162     $352,476,672     $349,787,396     $382,532,238     $389,697,398
                                ============     ============     ============     ============     ============

Fixed charges as defined in
 item 503(d) of Regulation
 S-K:
 Interest on long-term debt.... $ 83,708,749     $ 75,343,699     $ 70,771,016     $ 72,338,838     $ 68,797,905
 Other interest................    7,956,387        7,212,618        9,550,567        8,395,030       11,224,693
 Amortization of premium,
  reacquisition premium,
  discount and expense
  on debt, net.................    3,207,700        3,294,763        3,597,316        4,119,220        4,249,708
 Interest portion of rent
  expense......................    2,161,202        2,696,098        2,993,998        3,206,302        3,031,771
                                ------------     ------------     ------------     ------------     ------------

                                 $97,034,038     $ 88,547,178     $ 86,912,897     $ 88,059,390     $ 87,304,077
                                ============     ============     ============     ============     ============

Plus preferred stock dividends:
 Preferred dividend
  requirements.................   10,658,424       10,341,006        9,912,759        9,046,207        8,711,985
 Preferred dividend
  requirements factor..........         1.52             1.54             1.47             1.54             1.54
                                ------------     ------------     ------------     ------------     ------------
 Preferred dividend
  requirements.................   16,200,804       15,925,149       14,571,756       13,931,159       13,416,457
 Fixed charges.................   97,034,038       88,547,178       86,912,897       88,059,390       87,304,077
                                ------------     ------------     ------------     ------------     ------------

                                $113,234,842     $104,472,327     $101,484,653     $101,990,549     $100,720,534
                                ============     ============     ============     ============     ============
Ratio of earnings to fixed
 charges.......................         2.85             3.37             3.45             3.75             3.87

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